Exhibit 16.1

July 28, 2004

Securities and Exchange Commission
450 - 5th Street, NW
Washington, DC 20549
RE: Century Pacific Tax Credit Housing Fund-I

We have read the statements that we understand Century Pacific Tax Credit Housing Fund –I will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements made under Item 4.

Yours truly,
/s/ Rubin, Brown, Gornstein & Co., LLP
RUBIN, BROWN, GORNSTEIN & CO., LLP